Exhibit 10.1

FIRST AMENDMENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (this “Amendment”), dated as of December 16, 2011, is entered into by and among NATIONAL COOPERATIVE REFINERY ASSOCIATION, a cooperative marketing association formed under the laws of the State of Kansas (the “Borrower”), the Lenders (as defined in the Credit Agreement described below) signatories hereto, and COBANK, ACB (“CoBank”), a federally chartered banking organization, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrower, CoBank and U.S. AgBank, FCB (“U.S. AgBank”), as lenders, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of January 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Pursuant to various Assignments and Assumptions (as defined in the Credit Agreement), U.S. AgBank assigned its Individual Commitment (as defined in the Credit Agreement) to CoBank, and CoBank thereafter assigned certain portions of its Individual Commitment to Commerce Bank and Bank of America, N.A., who are now Lenders under the Credit Agreement and the other Loan Documents.

The Borrower has requested that the Administrative Agent and the Lenders agree to certain amendments to the Credit Agreement, and the Administrative Agent and the Lenders are willing to grant such request on the terms and subject to the conditions contained in this Amendment.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

Section 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Amendment to Section 1.1 of the Credit Agreement (Definitions). Section 1.1 of the Credit Agreement is hereby amended by adding or amending and restating, as the case may be, the following definitions:

“Aggregate Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances (including, without duplication, the amount of all outstanding Overnight Advances), (b) the amount of all Committed Advances, and (c) the undrawn face amount of all outstanding Letters of Credit.

“Base Rate” means a rate per annum announced by the Administrative Agent on the first Banking Day of each week, which shall be the sum of (a) the highest of (i) 175 basis points greater than the higher of the one week or one month LIBO Rate, (ii) the Federal Funds Rate plus 50 basis points or (iii) the Prime Rate, and (b) 75 basis points; provided, however, if no LIBO Rate can be determined or if, in the Administrative Agent’s discretion, a reasonable basis for a LIBO Rate does not exist (including without limitation as a result of the circumstances described in Section 4.2 hereof), then “Base Rate” shall mean a rate per annum equal to the sum of (x) 75 basis points plus (y) the higher of (i) the Federal Fund Rate plus 50 basis points or (ii) the Prime Rate.

“Commitment Fee Factor” means 25 basis points per annum.

“Letter of Credit Fee” means a fee equal to 175 basis points multiplied by the face amount of the Letter of Credit.

“LIBOR Margin” means 175 basis points per annum.

“Maturity Date” means December 16, 2014.

“Required Lenders” means two or more Lenders (including Voting Participants in accordance with Section 14.26) having an aggregate Percentage in excess of fifty percent (50%); provided, however, the Percentage of any Delinquent Lender shall be excluded from any determination of Required Lenders; provided, further, that at any time during which only one Lender that is not a Delinquent Lender exists, “Required Lenders” means such single Lender.

(b) Amendment to Section 4.7(a) of the Credit Agreement (Commitment Fee). Section 4.7(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Commitment Fee. A fee for each day during the Availability Period (“Commitment Fee”), for the pro rata account of each Lender, which Commitment Fee shall be (i) due and payable in arrears by the tenth calendar day following the close of each Quarter, and (ii) determined for each day during such Quarter by (x) multiplying the Commitment Fee Factor (expressed as a daily rate on the basis of a year of 360 days) times (y) the amount by which such Lender’s Individual Pro Rata Share of the Aggregate Revolving Commitment Amount exceeds such Lender’s Individual Pro Rata Share of the Aggregate Facility Outstanding Amount as of the close of the Administrative Agent’s business on such day. The outstanding principal balance of all Overnight Advances shall be included in calculating the Aggregate Facility Outstanding Amount with respect only to the Overnight Lender. The Commitment Fee shall be payable by Borrower to the Administrative Agent, and the Administrative Agent shall distribute the Commitment Fee to each Lender based on its Individual Pro Rata Share. Any Commitment Fee remaining unpaid on the Maturity Date shall be due and payable on such date.

(c) Amendment to Section 14.8 of the Credit Agreement (Consent Required for Certain Actions). Subsection (a) of Section 14.8 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Unanimous. Each of the Lenders and Voting Participants before:

(i) Agreeing to an increase in the Aggregate Revolving Commitment (except in accordance with Section 2.10, in which case only the consent of the Lenders participating in the Increased Facility Amount shall be required), or an extension of the Availability Period or the Maturity Date;

(ii) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the Loans; provided, however, this restriction shall not apply to a delay in payment of interest or fees granted by the Administrative Agent in the ordinary course of administration of the Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days; or

(iii) Amending the definition of “Required Lenders” or any provision set forth in this subsection 14.8(a).

(d) Additional Amendment to Section 14.8 of the Credit Agreement (Consent Required for Certain Actions). Section 14.8 of the Credit Agreement is further amended by deleting therefrom the following sentence: “If no written consent or denial is received from a Lender within five (5) Banking Days after written notice of any proposed action as described in this Section is delivered to such Lender by the Administrative Agent, such Lender shall be conclusively deemed to have consented thereto for the purposes of this Section.”

(e) Amendment to Section 14.20 of the Credit Agreement (Administrative Agent Fee). Section 14.20 of the Credit Agreement is amended and restated in its entirety to read as follows:

14.20 Administrative Agent Fee. CoBank and any Successor Agent shall be entitled to the Administrative Agent Fee for acting as the Administrative Agent.

(f) Amendment to Section 14.22 of the Credit Agreement (Representations and Warranties of Administrative Agent and Lenders). Section 14.22 of the Credit Agreement is amended and restated in its entirety to read as follows:

14.22 Representations and Warranties of Administrative Agent and Lenders. The Administrative Agent and each Lender represents and warrants to each other that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit

Agreement does not conflict with nor constitute a breach of its charter or bylaws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Lender that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

(g) Addition of Section 15.18 of the Credit Agreement (Customer Identification – USA Patriot Act Notice). Section 15.18 is hereby added to the Credit Agreement immediately following Section 15.17 thereof to read in its entirety as follows:

Section 15.18 Customer Identification – USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(h) Amendment to Exhibits to the Credit Agreement (Disclosures of Borrower). The Credit Agreement is amended by deleting Exhibits 1.76, 8.3, 8.9, 8.11, 11.1 and 11.3 to the Credit Agreement and replacing them in their entirety with Exhibits 1.76, 8.3, 8.9, 8.11, 11.1 and 11.3 to this Amendment.

(i) Amendment to Schedule 1 to the Credit Agreement (Commitments). The Credit Agreement is amended by deleting Schedule 1 to the Credit Agreement and replacing it in its entirety with Schedule 1 to this Amendment.

Section 3. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby, and any and all references in any other Loan Document to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

Section 4. No Other Changes. Except as expressly set forth herein, all terms of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

Section 5. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a) The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to perform its obligations under this Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party. This Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Administrative Agent by the Borrower. This Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

(b) The execution, delivery and performance by the Borrower of this Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate or other action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the organizational documents of the Borrower or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c) All of the representations and warranties contained in the Loan Documents, including without limitation the representations and warranties contained in Article 8 of the Credit Agreement, are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d) There has occurred no change in the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Borrower since August 31, 2011, which could reasonably be expected to result in a Material Adverse Effect.

(e) No event has occurred and is continuing, or would result from the execution and delivery of this Amendment or the other documents contemplated hereunder, which constitutes a Default or an Event of Default.

Section 6. Effectiveness. This Amendment shall be effective only if the Administrative Agent has received, on or before the date of this Amendment (or such later date as the Administrative Agent may agree in writing), each of the following, each in form and substance acceptable to the Administrative Agent in its sole discretion:

(a) this Amendment, duly executed by the Borrower;

(b) a Note in favor of each Lender, duly executed by the Borrower;

(c) a Fee Letter dated November 15, 2011, duly executed by the Borrower;

(d) a signed copy of an opinion of counsel for the Borrower addressed to the Administrative Agent, on behalf of the Lenders, with respect to the matters contemplated by this Amendment;

(e) current searches of appropriate filing offices in each jurisdiction in which the Borrower is organized, has an office or otherwise conducts business (including, but not limited to, patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against the Borrower, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower, other than the Permitted Encumbrances or those for which the Administrative Agent has received an appropriate release, termination or satisfaction;

(f) evidence of all insurance required by the terms of the Loan Documents, together with certificates and loss payable endorsements showing the Administrative Agent, for the benefit of the Lenders, as additional insured and lender loss payee thereunder;

(g) financial statements of the Borrower as of the end of the most recent Fiscal Quarter, prepared on a consolidated and consolidating basis, including balance sheets, income statements and cash flow statements, in each case prepared in accordance with GAAP consistently applied, together with such other financial statements and information as the Administrative Agent may reasonably request;

(h) a 3-year Business Plan and pro-forma financial projections of the Borrower commencing September 1, 2011, including income statements, balance sheets and cash flow statements prepared in accordance with GAAP consistently applied;

(i) a certificate of the secretary or other appropriate officer of each of the Borrower certifying (i) that the execution, delivery and performance of this Amendment, the Credit Agreement (as amended hereby) and the other Loan Documents and other documents contemplated hereunder to which the Borrower is a party have been duly approved by all necessary action of the governing board of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that the organizational documents of the Borrower, which were previously certified and delivered to Administrative Agent, continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) that the officers and agents of the Borrower, who have previously been certified to Administrative Agent as being authorized to sign and to act on behalf of the Borrower, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment, the Loan Documents to which the Borrower is a party, and all other documents, agreements and certificates on behalf of the Borrower;

(j) a certificate of good standing for the Borrower from the Secretary of State (or the appropriate official) of the state of formation of the Borrower, dated not more than thirty days prior to the date hereof; and

(k) payment of all fees and expenses due and payable pursuant to the Fee Letter and, to the extent invoiced on or prior to the date hereof, pursuant to Section 9 hereof.

Section 7. No Waiver. The execution of this Amendment and any documents, agreements and certificates contemplated hereunder shall not be deemed to be a waiver of any Default or Event of Default or any other breach, default or event of default under any Loan Document or other document held by the Administrative Agent or any Lender, whether or not known to the Administrative Agent or any Lender and whether or not existing on the date of this Amendment.

Section 8. Release of Administrative Agent and Lenders. The Borrower, by its signature to this Amendment, hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the Letter of Credit Bank and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has or claims to have, or may at any time have or claim to have, against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising on or before the date of this Amendment in any way relating to or arising out of the Loan Documents or any action taken or omitted under the Loan Documents, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Section 9. Costs and Expenses. Without limiting Section 15.1 of the Credit Agreement, the Borrower shall pay or reimburse the Administrative Agent on demand for all out-of-pocket costs and expenses incurred by the Administrative Agent (including without limitation reasonable fees, charges and disbursements of counsel for the Administrative Agent and specifically including allocated costs of in house counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other documents, agreements, amendments, releases and certificates contemplated hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated).

Section 10. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Colorado (other than its conflicts of laws rules). This Amendment, together with the Credit Agreement as amended hereby and the other Loan

Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Signature pages follow

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NATIONAL COOPERATIVE REFINERY ASSOCIATION

By:	/s/ Kent S. Stos
Name: Kent S. Stos
Title: VP Finance

Signature Page to First Amendment

to Amended and Restated Credit Agreement

COBANK, ACB, as Administrative Agent, Lender, Letter of Credit Bank and Overnight Lender

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Senior Vice President

Signature Page to First Amendment

to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Sueanna M. Budde
Name: Sueanna M. Budde
Title: Senior Vice President

Signature Page to First Amendment

to Amended and Restated Credit Agreement

COMMERCE BANK, as Lender

By:	/s/ R. David Emley, Jr.
Name: R. David Emley, Jr.
Title: Vice President

Signature Page to First Amendment

to Amended and Restated Credit Agreement

Exhibit 1.76

SUBSIDIARIES

Kaw Pipe Line Company	66.667%
Osage Pipeline Company, LLC	50.00%
Jayhawk Pipeline, L.L.C.	100%

Ex. 1.76 - 1

Exhibit 8.3

LITIGATION

Rosie Mae Solze Rankin, et al. v. NCRA et al.: This is a wrongful death suit filed by Rosie Mae Solze Rankin, the surviving spouse of Jack Rankin, deceased. It is alleged that, during his working career, Mr. Rankin was exposed to asbestos and asbestos fibers at various locations in Kansas, Illinois, Nebraska, Missouri, Iowa, California, Tennessee, West Virginia, New York, Ohio and Oklahoma. It is further alleged that, as a result of his exposure, Mr. Rankin developed mesothelioma and died of that form of cancer.

Mrs. Rankin originally brought suit against 192 defendants, who are divided into two basic classes. The first class consists of manufacturers of asbestos. The second class of defendants is made up of what the plaintiff refers to as “premises liability defendants.” NCRA is a member of the premises liability defendant class. Additional defendants have been added, most recently in the Third Amended Complaint, such that a total of 204 defendants have now been named in the suit. Allegations with respect to the members of the premises liability defendant class are that, from 1966 through 2008, Mr. Rankin worked as a pipefitter at various sites, including NCRA, at which asbestos was used as insulation, and while upon those premises Mr. Rankin was exposed to, inhaled, ingested and/or absorbed some of the asbestos fibers. It is further alleged that the premises liability defendants knew or should have known that the asbestos fibers created an unreasonably dangerous condition, and took no steps to measure, regulate or control those fibers, or to provide respiratory equipment for persons such as Mr. Rankin. Plaintiff claims that the premises liability defendants’ conduct in using products which contained asbestos, in failing to eliminate the products, and in failing to provide industrial hygiene techniques and respiratory protective devices to Mr. Rankin, proximately caused Mr. Rankin’s death. Plaintiff further alleges that the defendants knew or should have known that there existed a high probability that their lack of action to protect Mr. Rankin would cause Mr. Rankin to suffer injury. The plaintiff complains that such conduct constituted willful and wanton disregard for the safety of Mr. Rankin. The plaintiff seeks unspecified actual damages in an amount in excess of $50,000.00 and unspecified punitive damages.

Absent from the petition is any statement of precisely when Mr. Rankin was exposed to asbestos at NCRA. Mr. Rankin was never employed by NCRA; however, although not alleged in the petition, the plaintiff is presumably alleging that Mr. Rankin may have been employed by a contractor or subcontractor who did work at the refinery. Local counsel for NCRA has advised that Mr. Rankin’s brother, a “coworker/site witness,” was deposed on April 13, 2011, and testified that Mr. Rankin did perform work at NCRA’s refinery; however, the witness did not work at NCRA’s refinery and did not witness any of the activities performed there by Mr. Rankin.

By Order dated June 10, 2011, this case has now been set for trial on the December 5, 2012, trial docket. In the meantime, additional discovery will be conducted.

SemCrude, L.P., et al., Bankruptcy Court for the District of Delaware: On July 22, 2008, SemCrude, L.P. and various affiliates, including SemGroup, L.P. (collectively, “SemCrude”), as debtors-in-possession, each filed a voluntary petition for relief under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). NCRA and its affiliates, Jayhawk Pipeline, L.L.C. and Kaw Pipe Line Company, had in place various arrangements with SemCrude relating to the purchase, sale, exchange and transportation of crude oil and condensate, including, without limitation, a Net-Out Agreement that provided for amounts due and owing to and from SemCrude and NCRA to be “netted-out” on a monthly basis. In view of its concern about SemCrude’s financial status, on July 21, 2008, NCRA sent SemCrude a demand for adequate assurances of its ability to perform its obligations under the Net-Out Agreement and associated agreements, and suspended its payments to SemCrude. Since that time, NCRA and SemCrude have cooperated in reconciling all amounts due under the Net-Out Agreement. As of the date of the Chapter 11 filing, the amount due by NCRA to SemCrude was $76,545,308.62 and that amount was setoff against the $57,104,741.81 that was owed by SemCrude to NCRA. After effecting the setoff as contemplated by the Net-Out Agreement, NCRA paid the incremental difference owed to SemCrude for both pre-petition and post-petition amounts. While there remains a possibility that either SemCrude or third parties could claim that additional amounts are due and owing by NCRA (See,

Ex. 8.3 - 1

Samson and Arrow cases below), it is NCRA’s position that the offset procedure is in compliance with the provisions of the Bankruptcy Code such that no additional amounts should be due to SemCrude, other than as incurred in the ordinary course of business pursuant to post-petition agreements. NCRA’s affiliates, Jayhawk Pipeline, L.L.C. and Kaw Pipe Line Company, were owed $36,511.41 and $131,915.20, respectively, relating to the pre-petition obligations of SemCrude. NCRA filed proofs of claim with respect to these amounts, and such amounts have since been fully recovered.

Samson Resources Company, et al. v. NCRA, et al.: On July 13, 2009 and July 21, 2009, Samson Resources Company and various affiliates (collectively, “Samson”) filed petitions in thirteen (13) different district courts in the State of Oklahoma naming NCRA and seventeen (17) other defendants. All of these actions are ancillary to the SemCrude bankruptcy matter described above. Samson alleges that it had a perfected purchase money security interest in the proceeds of crude oil that was sold to SemCrude and then to NCRA and the other defendants. Samson apparently filed these actions after it was unsuccessful in obtaining the desired relief in the SemCrude bankruptcy case. On July 31, 2009, NCRA and the other defendants joined in removing each of these cases to the United States District Court for the Western District of Oklahoma. These cases were then transferred to the United States Bankruptcy Court for the District of Delaware. The plaintiffs filed motions requesting the Bankruptcy Court to retransfer the cases back to the Western District of Oklahoma for remand back to the original state courts in which they were filed. On December 13, 2010, the Bankruptcy Court issued its Opinion denying the motions, and ruling that the action should remain in the Delaware Bankruptcy Court. On December 27, 2010, Samson filed a motion requesting that the Bankruptcy Court reconsider and reverse its decision, or in the alternative, certify the Opinion for immediate appeal to the United States Third Circuit Court of Appeals. The briefing on this motion is complete and the Bankruptcy Court has taken the matter under advisement. There is no set date for the Court to issue its ruling. In the interim, the Bankruptcy Court has ordered that discovery go forward on all issues in the case. The parties are in the early stages of document production. No trial date is scheduled.

Samson also filed two actions in New Mexico in State District Courts, and NCRA was served effective August 26, 2009. These actions involve essentially the same defendants and the same causes of action, except that the crude oil at issue was produced from New Mexico leases. The actions were removed to the United States District Court for the District of New Mexico on September 9, 2009. On September 15, 2009, the defendants filed motions to transfer these cases to the United States Bankruptcy Court in Delaware. On September 25, 2009, NCRA filed separate motions to dismiss alleging that the New Mexico Courts lack personal jurisdiction over NCRA. On September 25, 2009, Samson filed motions requesting that the action be remanded back to the New Mexico State District Courts in which they were originally filed. On March 24, 2011, Samson voluntarily dismissed NCRA from the New Mexico actions.

Arrow Oil & Gas, Inc. v. NCRA, et al. / Anistine & Musgrove, Inc. v. NCRA, et al.: On May 3, 2010, (i) fifty-four (54) oil producers joined together to file an action against NCRA and sixteen (16) other purchasers in Pratt County, Kansas, and (ii) thirty-three (33) oil producers joined together to file an action against NCRA and eighteen (18) other producers in Pottawotomie County, Oklahoma, all asserting the same type of claims as in the Samson matter described above, and alleging the same theories. NCRA and the other producers removed the cases to the United States District Courts for the States of Kansas and Oklahoma, respectively, and also filed motions to transfer the cases to the United States Bankruptcy Court in Delaware. The plaintiffs filed motions to remand the cases back to the original state courts in which they were filed. The motions to remand were denied and the cases have been transferred to the United States Bankruptcy Court in Delaware.

The plaintiffs filed a motion requesting the Bankruptcy Court to retransfer the Oklahoma action back to the District Court of Oklahoma for remand back to the Oklahoma state court in which it was filed. On December 13, 2010, the Bankruptcy Court issued its Opinion denying the plaintiffs’ motion, and ruling that the action should remain in the Delaware Bankruptcy Court. On December 27, 2010, the plaintiffs filed a “Motion in Aid of December 13, 2010 Order,” that requests the Bankruptcy Court to reconsider and reverse its Opinion.

Ex. 8.3 - 2

Since the date of NCRA’s last audit response, the Kansas action has been included in the plaintiffs’ December 27, 2010 motion. The motion has been finally briefed and the Bankruptcy Court has taken the motion under advisement. There is no set date for the Court to issues its ruling. In the interim, the Bankruptcy Court has ordered that discovery go forward on all issues in the case. The parties are in the early stages of document production. No trial date is scheduled.

On July 18, 2011, NCRA filed motions in each of these cases seeking an order dismissing some, but not all, of the plaintiffs’ claims. The parties are still in the process of briefing these motions.

Ex. 8.3 - 3

Exhibit 8.9

REQUIRED LICENSES

1.	Honeywell – OS Systems/Hardware License
2.	Control Systems International (Scada) License
3.	Allegro Development License
4.	Oracle License
5.	General Electric License
6.	IBM Maximo License

Ex. 8.9 - 1

Exhibit 8.11

EQUITY INVESTMENTS

	Subsidiary	Investment
1.	Jayhawk Pipeline, L.L.C.	$40,698,609
2.	Kaw Pipe Line Company	$2,661,247
3.	Osage Pipeline Company, LLC	$6,818,545

Ex. 8.11 - 1

Exhibit 11.1

EXISTING INDEBTEDNESS

Bonds	$1,000,000
CHS Private Placement	$43,750,000
5.25% 10-year unsecured term loan payable in equal semi-annual installments through 2015

Ex. 11.1 - 1

Exhibit 11.3

EXISTING LIENS

Jurisdiction	Secured Party	Filing No.	Filing Date
Kansas Secretary of State	Security Bank of Kansas City and City of McPherson, Kansas	95031000	12/27/06*
Kansas Secretary of State	Deere Credit, Inc.	96367826	06/10/08
Kansas Secretary of State	Deere Credit, Inc.	96367834	06/10/08
Kansas Secretary of State	Deere Credit, Inc.	96367842	06/10/08
Kansas Secretary of State	Textron Financial Corporation	70614271	11/26/08
Kansas Secretary of State	Natural Gas Exchange Inc.	6606677	06/18/09

*Continuation #98920771 filed on 12/7/2011

Ex. 11.3 - 1

SCHEDULE 1

LENDERS AND INDIVIDUAL COMMITMENTS

Lender Name/Address	Individual Commitment
CoBank, ACB 5500 So. Quebec Avenue Greenwood Village, Co 80111 Attention: Syndications Phone: (303) 740-6504 Fax: (303) 740-1021 Email: Agencybank@cobank.com	$5,000,000
Bank of America, N.A. 100 N. Broadway Wichita, KS 61202 Attention: Sueanna Budde Phone: (316) 261-4147 Fax: (312) 453-6303 Email: sueanna.m.budde@baml.com	$5,000,000
Commerce Bank 1000 Walnut Street, BB17-1 Kansas City, MO 64106 Attention: Alyssa George Phone: (816) 234-1935 Fax: (816) 234-7290 Email: alyssa.george@commercebank.com	$5,000,000

Sch. 1 - 1